Exhibit 10.2

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on March 7, 2007, by and between John W. Richardson (the “Executive”) and Qwest Communications International Inc., a Delaware corporation (together with its wholly owned subsidiaries, the “Company”).

WITNESSETH THAT:

WHEREAS, the parties desire to provide for the grant of certain non-qualified stock options and shares of restricted stock to the Executive as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.             Stock Option and Restricted Stock Award.  The Executive shall be granted options under the Qwest Communications International Inc. Equity Incentive Plan, as amended (the “Plan”), to acquire shares of the common stock (“Common Stock”) of Qwest Communications International Inc. (“QCII”) and restricted shares of Common Stock under the Plan, in accordance with the following:

(a)           On March 5, 2007 (the “Grant Date”), the Executive shall be granted non-qualified options to acquire 257,000 shares of Common Stock (the “Option Award”).  Each option shall have a ten year term commencing on the applicable Grant Date, subject to vesting or earlier forfeiture as provided in subparagraphs (d) and (e) below.

(b)           The option price (“Option Price”) with respect to the 257,000 share option granted on the Grant Date is the closing price per share of the Common Stock reported on the New York Stock Exchange, or such other national stock exchange on which the Common Stock may then be listed and which constitutes the principal market for the Common Stock, on March 5, 2007. Upon the exercise of any such options, the Option Price with respect thereto shall be paid in accordance with the terms and conditions of the Plan.

(c)           On the Grant Date, the Executive shall be granted shares of restricted Common Stock having an approximate value of $977,500 (the “Restricted Stock Award”) subject to vesting or forfeiture as provided in subparagraphs (d) and (e) below. The number of shares of restricted Common Stock granted pursuant to this Agreement shall be determined on the Grant Date by dividing the dollar value above by the closing price per share of the Common Stock reported on the New York Stock Exchange, or such other national stock exchange on which the Common Stock may then be listed and which constitutes the principal market for the Common Stock, on March 5, 2007, then rounding to the nearest 1,000 shares.

(d)           The Option Award and the Restricted Stock Award shall vest and the Option Award shall become exercisable on March 5, 2010, if Executive is employed by the Company on such date and, at any time following the Grant Date, the average closing price for the Common Stock reported on the New York Stock Exchange, or such other national stock

Exhibit C

exchange on which the Common Stock may then be listed and which constitutes the principal market for the Common Stock (the “Closing Price”), shall have equaled or exceeded the then applicable Share Price Target, as defined in the following sentence, for any period of 90 consecutive trading days that begins on or following the Grant Date.  The “Share Price Target” shall be (i) $10.50 or (ii) following the declaration and payment of one or more dividends on the Common Stock, $10.50 less the aggregate per share amount of any dividends so declared and paid.  If a period of consecutive trading days occurs prior to the declaration and payment of a dividend on the Common Stock, during which the average Closing Price equals or exceeds the Share Price Target (prior to such payment of a dividend), such period of consecutive trading days shall be added to any subsequent period of consecutive trading days during which the average Closing Price equals or exceeds the then applicable Share Price Target for purposes of determining whether the requirement of 90 consecutive trading days with an average Closing Price at or above the Share Price Target has been satisfied.  In the event that there is any change in the Common Stock by reason of any stock dividend, stock split, combination of shares, or like change in the capital structure of the Company, the Share Price Target shall be appropriately adjusted at the time of such event to take into account the impact of such change in capital structure.

(e)           The Option Award and the Restricted Stock Award shall vest, and the Option Award shall become exercisable prior to March 5, 2010, under the following circumstances:

(i)            If the Executive dies, becomes Disabled, terminates his employment by reason of Termination for Good Reason, which shall be treated for all purposes of this Agreement as a termination by the Company without Cause, or is terminated by the Company without Cause, during the three year period following the Grant Date, the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable on the date the Executive dies, becomes Disabled or is terminated by the Company without Cause, if at the time of such death, Disability, or termination by the Company without Cause, either (A) the performance conditions set forth in Section 1(d) above shall have been achieved (without regard to the Executive’s employment status with the Company on March 5, 2010), or (B) the average Closing Price for a period of 22 or more consecutive trading days during the 30 consecutive trading days immediately prior to the date of death, Disability or termination by the Company without Cause shall have equaled or exceeded the then applicable Share Price Target.  If the Executive dies, becomes Disabled or is terminated by the Company without Cause and the provisions of this subparagraph have been satisfied at the time of such event, the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable, on the date of the Executive’s death, Disability or termination by the Company without Cause, or

(ii)           If both of the following conditions ((A) and (B)) have been satisfied prior to the third anniversary of the Grant Date, the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable, on the date specified in the immediately following sentence: (A) the approval by a majority of the Incumbent Board (as defined below) of either

(1)           a merger, consolidation, reorganization or sale of QCII, or substantially all of its assets in which QCII is not the surviving entity and which results in all of the stockholders of QCII immediately prior to the closing

Exhibit C

of such transaction receiving cash, marketable securities or a combination of both in exchange for all of their shares of QCII; or

(2)           any other merger, consolidation, reorganization, sale of QCII or its assets, or a transaction in which shares of QCII or cash, or a combination of both, are issued for the acquisition of another company or assets, where the Executive is not offered the continued position of CFO of QCII, or if QCII is not the surviving company, the position of CFO of the surviving company in such transaction, with the Executive having substantially the same or greater compensation, authority, power, responsibility and duties as prior to the transaction.;

and (B) the closing and consummation of such a transaction.  Upon the closing and consummation of a transaction described in clause (A)(1) or (A)(2) (but, in the event of the closing and consummation of a transaction described in (A)(2), only if the Executive has not been offered the position of CFO on the terms described in that clause), the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable on the date of the closing and consummation of such transaction.  If the Executive dies, becomes Disabled or is terminated by the Company without Cause after the Incumbent Board has approved such a transaction but before the closing and consummation of such transaction, and the Restricted Stock Award and the Option Award otherwise would have vested upon closing under this subparagraph (e)(ii) if the Executive had not died, become Disabled or been terminated without Cause, then the Restricted Stock Award and the Option Award shall fully vest, and the Option Award shall become exercisable, upon the closing and consummation of such transaction.

(f)            Except as otherwise provided in subparagraph (e)(ii) above, unless the termination of the Executive’s employment results in full vesting of the Option Award and Restricted Stock Award in accordance with subparagraphs (e)(i) or (ii) above, the Option Award and the Restricted Stock Award shall be immediately forfeited in the event of a termination of the Executive’s employment for any reason whatsoever, including but not limited to death, voluntary resignation, termination by the Company, or otherwise.  If not previously vested, the Option Award and the Restricted Stock Award shall be forfeited on the third anniversary of the Grant Date.

(g)           In the event that the Executive resigns from the employ of the Company (other than pursuant to a Termination for Good Reason (as defined below) or by reason of a Disability, as defined below)) prior to January 1, 2008, or is terminated by the Company for Cause (as defined below), any vested option or unexercised portion thereof granted under subparagraph (a) above may be exercised, to the extent such option would have been exercisable by the Executive on the date on which the Executive ceased to be an employee, within three months of such date, but in no event later than the date of expiration of the term of the option.  In the event of a termination of the Executive’s employment by the Company without Cause or by the Executive by reason of a Termination for Good Reason, any such vested option shall be exercisable for six (6) years following such date of termination of employment, but in no event later than the expiration of the term of the option.  In the event of termination of employment due to death or Disability of the Executive while an employee of the Company or in the event of death within not more than

Exhibit C

three months after the date on which the Executive ceases to be an employee, any such vested option or unexercised portion thereof may be exercised, to the extent exercisable at the date on which the Executive ceased to be an employee, by the Executive or the Executive’s personal representatives, heirs or legatees at any time prior to six (6) years after the date on which the Executive ceased to be an employee, but in no event later than the date of the expiration of the term of the option, and only to the extent that under Section 409A of the Internal Revenue Code of 1986, as amended, this extension of time to exercise would not be viewed as a deferral of compensation.

(h)           In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of QCII, any reorganization (whether or not such reorganization comes with the definition of such term in Section 368 of the Internal Revenue Code) or any partial or complete liquidation of QCII, the number and class of shares subject to options awarded in accordance with subparagraph (a) above, and the Option Price for such options under subparagraph (b) above, shall be adjusted in accordance with the provisions of the Plan to prevent dilution of the Executive’s rights.

(i)            Options or restricted shares of Common Stock granted in accordance with subparagraph (a) above may be transferred by the Executive to the Executive’s spouse, children or grandchildren (“Immediate Family Members”) or to a trust or trusts for the exclusive benefit of such Immediate Family Members or to a partnership in which such Immediate Family Members are the only partners.

(j)            The Company shall take all steps necessary or desirable to register the shares subject to the foregoing Option Award and the Restricted Stock Award under the Securities Act of 1933, as amended, on a Form S-8 or other appropriate form and to list such shares on the New York Stock Exchange.

(k)           Upon the vesting of any portion of the Restricted Stock Award or the exercise of any portion of the Option Award (other than a cashless exercise involving a same-day sale), the Company shall withhold a number of shares of Common Stock subject to such award having a value equal to the minimum amount required to be withheld under applicable federal, state and local income tax laws (collectively, “Withholding Taxes”).  The value of shares of Common Stock to be withheld shall be based on the closing price of such shares on the date the amount of Withholding Taxes is determined.

2.             Definitions.

(a)           “Cause” shall have the same definition as paragraph 3.a of Executive’s Severance Agreement, dated April 1, 2007;

(b)           “Termination for Good Reason” shall have the same definition as paragraph 3.c.1 of Executive’s Severance Agreement, dated April 1, 2007;

Exhibit C

(c)           “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability plan or, if there is no such plan in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive’s duties as CFO, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to the Executive or the Executive’s legal representative, has determined that the Executive is disabled.  A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Time”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Time.

(d)           “Incumbent Board” means individuals who at the beginning of any two consecutive year period following the Effective Date of this Agreement,  constitute the Board of Directors of QCII (“the QCII Board”) and any new director (except for a director designated by a person who has entered into an agreement with QCII to effect a transaction described elsewhere in the definition of Change in Control contained in the Equity Incentive Plan) whose election by the QCII Board or nomination for election by QCII’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority of the QCII Board;

3.             Assignability, Binding Nature.  Except as otherwise provided in this Section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or a matter of law.  The Company further agrees that, in the event of a merger or consolidation in which the Company is not the continuing entity or a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause the successor, assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights with respect to options that may be transferred in accordance with subparagraph 1(i) of this Agreement.

4.             Amendment.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.  So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereto except that in the event of the Executive’s Disability so as to render him incapable of such action, his legal representative may be substituted for purposes of such amendment.

Exhibit C

5.             Applicable Law.  The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Colorado, without regard to the conflict of law provisions of any state.

6.             Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent such provision cannot be appropriately reformed or modified).

7.             Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

8.             Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, or prepaid overnight courier to the parties at the facsimile phone numbers or addresses set forth below (or such other addresses or facsimile numbers as shall be specified by the parties by like notice):

to the Company:

Qwest Communications International Inc.
1801 California Street, Suite 5200
Denver, Colorado 80202

Attn:  Chairman of the Compensation Committee of the Board of Directors; and

General Counsel

1801 California Street, Suite 5200
Denver, Colorado 80202
Facsimile:  (303) 383-8444

or to the Executive:

at the address and facsimile number maintained in the Company’s business records

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.  Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or, in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

Exhibit C

9.             Waiver of Right to Jury.  By signing this Agreement, you voluntarily, knowingly and intelligently waive any right you may have to a jury trial for all claims arising out of or relating to this Agreement and any other claim arising out of or relating to your employment with or termination from the Company.  The Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial for all claims arising out of or relating to this Agreement and any other claim arising out of or relating to your employment with or termination from the Company.

10.           Survivorship.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

11.           Entire Agreement.  Except as otherwise noted herein, this Agreement  constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

12.           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf, all on the day and year first above written.

EXECUTIVE:	COMPANY:

JOHN W. RICHARDSON	QWEST COMMUNICATIONS INTERNATIONAL INC.

By:
Teresa Taylor
EVP — Human Resources